UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
September 19, 2008

ALPHARMA INC.
(Exact Name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification No.)

440 Route 22, Bridgewater New Jersey 08807 (Address of principal executive offices)
(908) 566-3800 (Registrant's telephone number, including area code)
Not Applicable Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 19, 2008, an affiliate of Alpharma Inc., Alpharma Ireland Limited (together, the "Company"), and DURECT Corporation ("DURECT") entered into a development and license agreement (the "Agreement") whereby the Company was granted the exclusive worldwide rights to develop and commercialize an investigational transdermal bupivacaine patch (the "Product") currently under development for the treatment of pain associated with post-herpetic neuralgia (PHN). Closing of the transaction is anticipated to occur in the fourth quarter of 2008 and is conditioned solely on completion of review under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976.

Under the terms and conditions of the Agreement, upon the closing of the transaction, the Company will pay to DURECT an upfront license fee equal to $20 million, with possible additional payments of up to $93 million upon the achievement of predefined development and regulatory milestones spread over multiple clinical indications and geographical territories, as well as possible additional payments of up to $150 million in sales-based milestones. If the Product is commercialized, the Company would also pay to DURECT a royalty on sales of the Product. Upon the closing of the transaction, the Company will control and fund the development program. DURECT will perform development activities through completion of Phase 2 and formulation and manufacturing scale-up activities for the program, the costs of which shall be reimbursed by the Company. The Agreement includes the right to use the trademark ELADUR™ in connection with the product candidate. The term of the Agreement shall commence upon the closing of the transaction and continue on a jurisdiction-by-jurisdiction basis until the later of (i) fifteen (15) years from the date of first commercial sale of the Product and (ii) the expiration of patent coverage or data exclusivity in such jurisdiction. During the term of the Agreement, subject to certain limitations, neither party nor their affiliates may develop or commercialize a transdermal patch containing bupivacaine. Upon expiration of the term of the Agreement, the rights and licenses granted to the Company shall convert to fully paid-up, non-royalty bearing, perpetual rights and licenses. The Agreement provides each party with specified termination rights, including the right of the Company to terminate at any time without cause and each party to terminate the Agreement upon material breach of the Agreement by the other party. The Agreement also contains terms and conditions customary for an arrangement of this type, including representations, warranties and indemnities.

A copy of the Agreement will be filed with the Company's Quarterly Report on Form 10-Q for the period ending September 30, 2008, and this description is subject in all respects to the actual terms of the Agreement.

Item 8.01. Other Events.

The Registrant issued a press release on September 22, 2008 announcing the execution of the Agreement, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
99.1	Press release issued by the Registrant on September 22, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ALPHARMA INC. (Registrant) By: /s/ Thomas J. Spellman III Thomas J. Spellman III Executive Vice President, General Counsel and Corporate Secretary

Date: September 24, 2008